EXHIBIT 4.7

                                SECOND AMENDMENT
                                ----------------

                                       OF
                                       --

                   WPIX INC. HOURLY EMPLOYEES' RETIREMENT PLAN
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                         (Effective as of July 1, 1991)



                  WHEREAS, WPIX Inc. (the "Company") maintains WPIX Inc. Hourly Employees' Retirement Plan (the "Plan"); and

                  WHEREAS, the Plan has been amended from time to time and further amendment of the Plan is now considered desirable;

                  NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 10.1 of the Plan, the Plan be and it hereby is amended, effective January 1, 1998, as follows:

                  1.       By substituting the following for Section 5.5 of the
Plan:

         "5.5     Payment of Benefits

                  When a Participant or his Beneficiary becomes entitled to a distribution pursuant to Section 5.2, 5.3 or 5.4, the amount available for distribution shall be paid to the Participant or his Beneficiary, as the case may be, in a lump sum; provided, however, if a Participant's vested account balance at the time of distribution (or any prior distribution) exceeds $5,000, distribution shall not be made to the Participant before he attains age 65 unless he consents thereto."

                  2. By substituting "$5,000" for "$3,500" wherever the latter appears in Section 5.6 of the Plan.